Exhibit 99.1

Thursday, December 13, 2012

Advant-e Corporation Announces Update on Reverse/Forward Stock Split

DAYTON, Ohio, December 13, 2012 — Advant-e Corporation (OTCQB: ADVC) today announced that its Board of Directors has determined that it is in the best interest of the Company and its shareholders to abandon its reverse and forward stock splits announced on November 5, 2012.

This action is being taken due to the timing of the special dividend announced on December 12, 2012, delays in obtaining regulatory review and approval, and other factors. The Company remains committed to the voluntary suspension of its public reporting obligations, which it intends to achieve as soon as practical.

About Advant-e Corporation

Advant-e, via its wholly owned subsidiaries Edict Systems, Inc. and Merkur Group, Inc. is a provider of internet-based hosted Electronic Data Interchange (EDI) and electronic document management software and services. The Company helps businesses automate manual, paper-intensive processes via expanded use of EDI or by integrating directly with ERP/MRP systems.

Additional information about Advant-e Corporation can be found at www.Advant-e.com, www.EdictSystems.com, and www.MerkurGroup.com, or by contacting investor relations at (937) 429-4288. The company’s email is advant-e@edictsystems.com.

The information in this news release includes certain forward looking statements that are based current expectations that involve a number of significant risks and uncertainties. Advant-e cautions investors not to place undue reliance on forward-looking statements because there can be no assurance that the forward-looking statements will prove to be correct and actual results could differ materially. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties. Advant-e undertakes no obligation to publicly update forward-looking statements at any time in the future.